Exhibit 3.1

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHL VARIABLE INSURANCE COMPANY

               This Amended and Restated Certificate of Incorporation gives effect to the amendment of the previous Restated Certificate of Incorporation of the corporation and otherwise purports merely to restate all those provisions already in effect.  The amendment portions of this Certificate have been adopted by unanimous written consent of the Board of Directors and the shareholders.

               Section 1.  PHL Variable Insurance Company is created a body politic and corporate and under that name shall have all the powers granted by the general statutes, as now enacted or hereinafter amended, to corporations formed under the Stock Corporation Act.

               Section 2.  The Corporation shall have the purposes and powers to write any and all forms of insurance which any other corporation now or hereafter chartered by Connecticut and empowered to do an insurance business may now or hereafter lawfully do; to accept and to cede reinsurance; to issue policies and contracts for any kind or combination of kinds of insurance; to issue policies or contracts either with or without participation in profits; to acquire and hold any or all of the shares or other securities of any insurance corporation or any other kind of corporation; and to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act.  The corporation is authorized to exercise the powers herein granted in any state, territory or jurisdiction of the United States or in any foreign country.

               Section 3.  The authorized capital shall be five million dollars divided into one thousand shares of common capital stock with a par value of five thousand dollars each.

               Section 4.  The corporation shall obtain a license from the insurance commissioner prior to the commencement of business and shall be subject to all general statutes applicable to insurance companies.

               We hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.